Exhibit 99.1

PACIFIC MERCANTILE BANCORP

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE For more information contact: Barbara Palermo, 714-438-2500	April 16, 2010 Member FDIC Equal Housing Lender

Pacific Mercantile Bancorp Announces the

Election of Andrew M. Phillips to the Board of Directors

Costa Mesa, Calif., April 16, 2010 – GLOBENEWSWIRE. Pacific Mercantile Bancorp (NASDAQ: PMBC). Raymond E. Dellerba, President and CEO of Pacific Mercantile Bancorp, announced today that the Board of Directors of the Company has elected Andrew (Andy) M. Phillips to serve as a member of its Board of Directors and that the Board of Directors of its wholly-owned banking subsidiary, Pacific Mercantile Bank, also has elected Mr. Phillips to be a member of its Board. “With the election to the Boards of the Company and the Bank, Mr. Phillips, a well known and respected Southern California businessman, will bring entrepreneurial insight, a wealth of business acumen and new business and professional contacts in the Southern California marketplace to the Company,” said Mr. Dellerba.

Mr. Phillips has owned and operated several payment-processing companies, including CheckRite, a check recovery franchise, Integrated Transaction Services, a full-service processing independent sales organization that specialized in electronic benefits transfers, and Payment Resources International, one of the pioneers in the rapidly expanding field of Internet payment systems. His technological expertise has enabled him to develop some of the industry’s top processing technologies, including Transaction Central™, a Web-based credit card and an ACH (Automated Clearing House) terminal that features all the functionality of an electronic countertop terminal.

As president and founder of CARDFLEX, Inc., Phillips is now focusing on identifying and realizing opportunities that are currently available in the Stored Value and Pre-paid market, with a focus on providing a superior product and service standard for businesses and for the evolving consumer market. Additionally, through a newly created Acquiring Division – “CardFlex Payment Solutions, Inc”, that company is creating new methods for integrating these two lines of business.

A highly successful entrepreneur, Andy Phillips is also committed to community service. He has served as Vice Chairman of the Make A Wish Foundation of Orange County, currently serves on the Board of the Orange County Alzheimer’s Association and has been very involved in the revitalization of the YMCA in Orange County.

Mr. Phillips has five daughters and lives in Laguna Hills with his wife and their two daughters still living at home.

(More)

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp, which is a publicly traded company with its shares listed on the Nasdaq Stock Market under the trading symbol, “PMBC”, is the parent holding company of Pacific Mercantile Bank. The Bank is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System which provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services. The Bank, which opened for business on March 1, 1999, had total assets exceeding $1 Billion as of December 31, 2007.

The Bank operates a total of eight financial centers in Southern California, four of which are located in Orange County, two of which are located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our two financial centers in Los Angeles County are located, respectively, in the cities of Beverly Hills and Long Beach. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario, visible from the Interstate 10 Freeway. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

(end)